Exhibit 99.1

GRAMERCY PROPERTY TRUST SHAREHOLDERS APPROVE ACQUISITION BY BLACKSTONE

NEW YORK, New York — August 9, 2018 — Gramercy Property Trust (NYSE: GPT) (“Gramercy” or the “Company”) announced that its shareholders approved the acquisition of Gramercy by affiliates of Blackstone Real Estate Partners VIII L.P. (“Blackstone”) at its special meeting of shareholders held earlier today.

As announced previously, on May 6, 2018 Gramercy entered into a definitive agreement with affiliates of Blackstone (the “Merger Agreement”), under which Blackstone will acquire all outstanding common shares of Gramercy for $27.50 per share, plus, if the transaction is consummated after October 15, 2018,  a per diem amount of approximately $0.004 per share for each day from and after such date until (but not including) the closing date, in an all-cash transaction valued at approximately $7.6 billion. Subject to the satisfaction or waiver of all the conditions to the transaction as described in the Merger Agreement, the transaction is expected to be completed in either September or the first-half of October of this year. Upon the closing of the transaction, trading of Gramercy’s shares on the New York Stock Exchange will cease.

About Gramercy Property Trust

Gramercy Property Trust is a leading global investor and asset manager of commercial real estate. The Company specializes in acquiring and managing high quality, income producing industrial commercial real estate leased to high quality tenants in major markets in the United States and Europe. The Company’s website is www.gptreit.com.

About Blackstone

Blackstone is a global leader in real estate investing.  Blackstone’s real estate business was founded in 1991 and has approximately $120 billion in investor capital under management. Blackstone’s real estate portfolio includes logistics, residential, office, hospitality and retail properties. Major holdings include Logicor (Pan-European logistics), Invitation Homes (U.S. single family homes), Stuyvesant Town (New York multifamily), BioMed (U.S. life science office), and prime office buildings including the Willis Tower and the largest Class A office portfolio in India. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust, Inc.  Further information is available at http://www.Blackstone.com.

Forward-Looking Statements

Certain statements in this press release regarding the proposed merger transaction involving the Company, including any statements regarding the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential,” and similar expressions.  All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements.  Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Some of the factors that may affect outcomes and results include, but are not limited to:  (i) risks associated with the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) increased or unanticipated competition for the Company’s properties, (vi) risks associated with acquisitions, (vii) maintenance of real estate investment trust (“REIT”) status, (viii) availability of financing and capital, (ix) changes in demand for developed properties, (x) national, international, regional and local economic climates, and (xi) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.

Contacts:

Gramercy Property Trust

Ashley M. Mancuso

Investor Relations

(212) 297-1000

Blackstone

Public Affairs

New York

(212) 583-5263